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EXHIBIT 11.1 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                            Apex PC Solutions, Inc.
                    Computation of Net Income Per Share
                             for the quarters ended

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
                                                                   MARCH 31,     MARCH 28,
                                                                     1996           1997
                                                                 -------------  ------------
Net income.....................................................  $     984,100  $   1,835,562
                                                                 -------------  -------------
                                                                 -------------  -------------
Weighted average common shares outstanding.....................      5,600,000      8,837,028
Common stock equivalents -- Series A redeemable and convertible
  preferred stock..............................................      2,155,000      1,213,736
Common Stock equivalents -- stock options......................      1,336,932        684,900
                                                                 -------------  -------------
Weighted average shares used in computing net income
  Per share....................................................      9,091,932     10,735,664
                                                                 -------------  -------------
                                                                 -------------  -------------
Net income per share...........................................  $        0.11  $        0.17
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